Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alterola Biotech Inc.

We consent to the inclusion to the annual report on Form 10-K of our independent auditors’ report dated December 16, 2009 on the consolidated balance sheets and related statements of operations and comprehensive loss, shareholders’ equity and cash flows of Alterola Biotech Inc. (the “Company”) for the year ended September 30, 2009 which is contained in the annual report on Form 10-K of the Company for the fiscal year ended September 30, 2010.

We also consent to the incorporation by reference Form 10-K of the Company of our report dated December 16, 2009, with respect to the consolidated balance sheet and related statements of operations and comprehensive loss, shareholders’ equity and cash flows of the Company for the year ended September 30, 2009 included herein.

/s/ BDO Canada LLP

Vancouver, Canada

January 13, 2011

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.